Exhibit 3.9

Stibbe

CERTIFICATE

with regard to the amendment

to the articles of association of:

Smurfit International B.V.

Dated 23 December 2009.

CERTIFICATE	MM/6007489/10135856.cer

I, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam, hereby certify that:

●	the articles of association of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Smurfit International B.V., having its seat in Amsterdam, its address at 5651 CA Eindhoven, Zwaanstraat 1, filed at the Trade Register under number 33149443, were lastly amended by deed executed on 23 December 2009 before me, civil-law notary;
●	attached to this certificate is a certified copy of the referred deed of amendment to the articles of association, together with an informal English translation thereof;
●	attached to this certificate is a copy of the text of the articles of association as they read after the referred deed of amendment, together with an informal English translation thereof;
●	in the English translations, efforts have been made to translate as literal as possible; inevitably, differences may occur in translating and if so, the Dutch text will prevail.

Signed in Amsterdam on 23 December 2009.

Stibbe

STATUTENWLIZIGING SMURFIT INTERNATIONAL B.V.	MM/6007489/10127473.stw 23-12-2009 1

Heden, drieëntwintig december __________________________________________________________________________________

tweeduizend negen, verscheen voor mij, ___________________________________________________________________________

mr. Paaul Hubertus Nicolaas Quist, notaris te Amsterdam: _____________________________________________________________

de heer Matthew Wietish Kumar Mangal, per adres Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, geboren te Paramaribo, Suriname, op zestien augustus negentienhonderd drieenzeventig. ______________________________________________________

De comparant verklaarde: ______________________________________________________________________________________

●	dat de statuten van de besloten vennootschap met beperkte aansprakelijkheid Smurfit International B.V., met zetel te Amsterdam, adres 5651 CA Eindhoven, Zwaanstraat 1, ingeschreven in het handelsregister onder nummer 33149443 (de ‘vennootschap’), laatstelijk zijn gewijzigd bij akte verleden op zes januari tweeduizend vier voor mr. P.H.N. Quist, notaris te Amsterdam, ten aanzien van welke statutenwijziging de Minister van Justitie op éénendertig december tweeduizend drie onder nummer B.V. 185846 heeft medegedeeld dat hem van geen bezwaren is gebleken; ____________________________________________________________________________________________
●	dat de algemene vergadering van de vennootschap heeft besloten om de statuten van de vennootschap gedeeltelijk te wijzigen; ____________________________________________________________________________________________
●	dat voorts werd besloten om onder meer de comparant te machtigen de betreffende statutenwijziging tot stand te brengen; __
●	dat van deze besluiten blijkt uit een, aan deze akte te hechten, aandeelhoudersbesluit. ________________________________

Vervolgens verklaarde de comparant ter uitvoering van deze besluiten de statuten van de vennootschap gedeeltelijk te wijzigen als volgt: ______________________________________________________________________________________________________

Artikel 3 lid 1 komt te luiden als volgt: __________________________________________________________________________

1.	Het maatschappelijk kapitaal van de vennootschap bedraagt vier miljoen vijfhonderdduizend euro (EUR 4.500.000,-) en is verdeeld in tienduizend (10.000) aandelen, elk met een nominale waarde van vierhonderd vijftig euro (EUR 450,-). __________

Slotverklaringen _____________________________________________________________________________________________

Ten slotte verklaarde de comparant: ______________________________________________________________________________

Stibbe

●	dat bij twee (2) akten verleden op heden voor mr. P.H.N. Quist, voornoemd, door de vennootschap in totaal tweeduizend (2.000) aandelen, elk met een nominate waarde van vierhonderd vijftig euro (EUR 450,-), onder de opschortende voorwaarde van de onderhavige statutenwijziging zijn uitgegeven; ______________________________________________
●	dat met het van kracht worden van de onderhavige statutenwijziging het thans geplaatste en gestorte kapitaal negenhonderd zesenvijftigduizend tweehonderd vijftig euro ________________________________________________________________

(EUR 956.250,-) bedraagt;_________________________________________________________________________

●	dat de Minister van Justitie blijkens de, aan deze akte te hechten, verklaring op zestien december tweeduizend negen onder nummer B.V. 185846 heeft medegedeeld dat hem ten aanzien van de onderhavige statutenwijziging van geen bezwaren is gebleken.

Deze akte is heden verleden te Amsterdam. ________________________________________________________________________

De inhoud van deze akte is aan de verschenen persoon zakelijk meegedeeld en toegelicht. ___________________________________

De verschenen persoon verklaarde geen volledige voorlezing te verlangen, van de inhoud van de akte te hebben kennisgenomen en daarmee in te stemmen. ________________________________________________________________________________________

Deze akte is vervolgens beperkt voorgelezen en onmiddellijk daarna ondertekend door de verschenen persoon en mij, notaris, om twaalf uur dertig minuten. ______________________________________________________________________________________

(Getekend): M.W.K. Mangal, Paul Quist. __________________________________________________________________________

Stibbe

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AMENDMENT TO THE ARTICLES OF ASSOCIATION	N1M/6007489/10127475.ste
SMURFIT INTERNATIONAL B.V.	23-12-2009
(informal translation)	1

Today, the twenty-third of December two thousand and nine, appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam: Matthew Wietish Kumar Mangal, care of Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Paramaribo, Suriname, on the sixteenth of August nineteen hundred and seventy-three.

The appearing person declared:

●	that the articles of association of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Smurfit International B.V., having its seat in Amsterdam, its address at 5651 CA Eindhoven, Zwaanstraat 1, filed at the Trade Register under number 33149443 (the ‘company’), were lastly amended by deed executed on the sixth of January two thousand and four before P.H.N. Quist, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice advised on the thirty-first of December two thousand and three under number B.V. 185846 that no objections have become apparent;
●	that the general meeting of the company has decided to partially amend the articles of association of the company;
●	that furthermore, it was decided to authorize the appearing person to effect the amendment to the articles of association;
●	that such resolutions are evidenced by a written shareholders’ resolution to be attached to this deed.

Subsequently, the appearing person declared to partially amend the articles of association of the company, in pursuance of the referred resolutions, so that:

Article 3 paragraph 1 will read as follows:

1.	The company’s authorized capital amounts to four million five hundred thousand Euro (EUR 4,500,000.-) and is divided into ten thousand (10,000) shares, each with a par

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value of four hundred fifty Euro (EUR 450.-).

Final statements

Finally the appearing person declared:

●	upon two (2) deeds executed on this day before P.H.N. Quist, aforementioned, two thousand (2,000) shares in total, each with a par value of four hundred fifty Euro (EUR 450.-), have been issued by the company under the condition precedent (opschortende voorwaarde) of the current amendment to the articles of association;
●	upon the current amendment to the articles of association taking effect, the issued and paid-up capital amounts to nine hundred fifty-six thousand two hundred fifty Euro (EUR 956,250.-);
●	that, evidenced by the statement to be attached to this deed, the Minister of Justice advised on the sixteenth of December two thousand and nine under number B.V. 185846 that in respect of the current amendment to the articles of association no objections have become apparent.

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at twelve hours thirty minutes post meridiem.

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ARTICLES OF ASSOCIATION OF	MM/6007489/10135848.dle
SMURFIT INTERNATIONAL B.V.
(informal translation)

having its seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on 23 December 2009 before P.H.N. Quist, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice advised on 16 December 2009 under number B.V. 185846 that no objections have become apparent.

Name and seat

Article 1.

1.	The name of the company is:

Smurfit International B.V.

2.	The company has its seat in Amsterdam.

Objects

Article 2.

The objects of the company are:

●	to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services;
●	to provide security for the debts of legal persons, of other companies with which the company is affiliated in a group or for the debts of third parties;
●	to invest capital in registered property and other assets;
●	the trade (import and export included) in merchandise, in particular paper, paper products and packaging material;
●	to borrow, to lend and to raise funds;
●	to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.

Capital

Article 3.

1.	The company’s authorized capital amounts to four million five hundred thousand Euro (EUR 4,500,000.-) and is divided into ten thousand (10,000) shares, each with a par

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value of four hundred fifty Euro (EUR 450.-).

2.The issue of shares (including the granting of rights to subscribe for shares) may be effected only by virtue of a resolution adopted by the shareholders meeting; such a resolution shall also set out the price and other terms and conditions of issue, if any.

The price may not be below par.

Upon subscription for shares the nominal amount must be paid up.

3.The company may acquire fully paid-up shares (including depositary receipts issued for shares) in its own capital without paying consideration, or with due observance of article 2:207 Dutch Civil Code.
4.Furthermore, the issue of shares requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

Shares

Article 4.

1.The shares shall be registered and numbered consecutively from 1 upwards.
2.The company shall not issue share certificates.
3.The company shall not cooperate with the issue of depositary receipts issued for shares in its own capital.
4.A usufruct may be imposed on shares and shares may be pledged.
5.The shareholder shall have the voting rights with respect to shares subject to a usufruct unless this is in conflict with a mandatory legal provision.
6.The shareholder shall have the voting rights with respect to pledged shares.
7.Notwithstanding paragraph 6 of this article, the pledgee shall have the right to vote, if so provided upon creation of the pledge, and if the creation of the pledge has been approved by the shareholders meeting.

A third party subrogated to the rights of the pledgee shall have the right to vote only if the shareholders meeting approve the assignment of the right to vote.

8.A shareholder without voting rights and a usufructuary and a pledgee with voting rights shall have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of a company.

A usufructuary and and pledgee without voting rights shall not have these rights.

9.The Management Board shall keep a register in which the names and addresses of all shareholders, usufructuaries and pledgees are recorded, showing the number of shares

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held or on which they have a limited right, as well as the amount paid up on each share. In addition, the register of shareholders shall contain the date on which the shares or the right on the shares were acquired, the date of the acknowledgement of the transfer or the date on which the transfer has been served upon the company as well as whether the usufructuary or pledgee is entitled to exercise the voting rights attached to the shares and the rights conferred by law upon holders of depositary receipts issued with the co-operation of a company.

10.	The register shall be updated regularly.
11.	All entries and notes in the register of shareholders shall be signed in conformity with the provisions as stipulated in article 9 paragraph 1.
12.	All shareholders, usufructuaries and pledgees shall ensure that the company is informed of their addresses.

Restriction on the transfer of shares

Article 5.

1.	Shares may be transferred only after the approval for the proposed transfer has been granted by the shareholders meeting.

A restriction on the transfer of shares as mentioned in this article shall not apply if the shareholder must transfer his share to a previous holder pursuant to the law.

For the application of this article shares shall be deemed to include the right to subscribe for shares.

2.

The approval shall be applied for by means of a letter directed to the company, setting out the number of shares for which a decision is sought and the name of the person to whom the applicant wishes to make the transfer.

3.	The request shall be deemed to have been approved:
a.	if, within a three-months period of the receipt of the request, the applicant is not informed of a decision, or
b.

if, together with a rejection of the application, the applicant is not notified by the shareholders meeting of a prospective purchaser or purchasers willing and able to purchase for cash all of the shares covered by the application.

4.

In case the approval is granted or may be deemed to have been granted, the applicant is free to transfer his shares for a period of three-months after the approval has been granted or is deemed to have been granted or after the three-months period as referred to under paragraph 3 a has been expired.

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5.	The company itself may be a prospective purchaser only after having obtained the consent of the applicant.
6.

Upon request of one or more of the parties the price shall be determined by one independent expert to be appointed by the Cantonal Section of the District Court (Sectie Kanton van de Rechtbank) within which district the company has its seat.

7.	The applicant may withdraw his request within one month of having been notified of the price as determined by the expert.

Transfer of shares

Article 6.

The transfer of a share and the creation or assignment of a limited right on a share, requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands. Furthermore, the legal provisions to that effect shall apply.

Management

Article 7.

1.	The company shall have a Management Board consisting of one or more members of the Management Board.
2.	Members of the Management Board shall be appointed by the shareholders meeting.
3.	Members of the Management Board may at any time be suspended or dismissed by the shareholders meeting.

A suspension may last no longer than three months in total, even after having been extended one or more times, unless a resolution for dismissal is adopted, in which case this term runs until the end of the employment contract.

4.	The remuneration and other terms and conditions under which each individual member of the Management Board is appointed shall be determined by the shareholders meeting.
5.	The shareholders meeting may lay down internal rules regarding the manner in which the Management Board shall make decisions.
6.	A member of the Management Board may be represented at Management Board meetings only by another member of the Management Board, only for a specific meeting.
7.	The Management Board may also adopt resolutions without convening a meeting, provided that all of the members of the Management Board have been consulted and that none has objected to adopting resolutions in this manner.
8.	Without prejudice to its own responsibility, the Management Board is authorized to appoint persons with such authority to represent the company and, by granting of a power

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of attorney; conferring such titles and powers as shall be determined by the Management Board.

9.	Management Board resolutions relating to any of the matters as shall be determined and clearly defined by the shareholders meeting and notified to the Management Board shall be subject to the approval of the shareholders meeting.

For the purpose of the applicability of the previous sentence a resolution of the Management Board approving a resolution of any body of a company in which the company participates shall be treated as a resolution of the Management Board to enter into a transaction as referred to in the previous sentence provided that the first mentioned resolution is subject to such approval.

Failure to obtain the approval defined in the present paragraph shall not affect the Management Board or the members of the Management Board authority to represent the company.

10.	The Management Board shall comply with instructions regarding the general lines of the financial, social, economic and employment policies to be given by the shareholders meeting.

Article 8.

In the event that one or more members of the Management Board are absent or prevented from acting, the remaining members of the Management Board or the sole remaining member of the Management Board shall be entrusted with the management of the company. In the event that all the members of the Management Board or the sole member of the Management Board is absent or prevented from acting, a person to be appointed for that purpose by the shareholders meeting, shall be temporarily entrusted with the management of the company.

Representation

Article 9.

1.	The company shall be represented by the Management Board except to the extent otherwise provided by law.

In addition, the authority to represent the company is vested in each member of the Management Board.

2.	In all events of the company having a conflict of interest in the meaning of article 2:256 Dutch Civil Code with one or more members of the Management Board, the company shall continue to be represented in the manner described in the second sentence of para-

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graph 1 above, without prejudice to the provisions of the referred article.

Financial year, annual accounts

Article 10.

1.The company’s financial year shall be concurrent with the calendar year.
2.The Management Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless this period is extended by the shareholders by no more than six months due to extraordinary circumstances.

Unless the provisions of article 2:403 Dutch Civil Code apply to the company, the Management Board shall also, within the above-mentioned period, prepare an annual report. The annual accounts shall be signed by all members of the Management Board. If the signature of one or more of these is lacking, this fact and the reason therefore shall be indicated.

3.The annual accounts shall be adopted by the shareholders meeting.

After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the shareholders meeting to discharge the members of the Management Board in respect of their conduct of management during the relevant financial year insofar this appears from the annual accounts and all that has been said in relation to the conduct of management in the meeting of shareholders.

Allocation of profits

Article 11.

1.The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in part of the company’s capital and the reserves which it is legally required to maintain.
2.The profit appearing from the profit and loss account adopted by the shareholders meeting shall be at the disposal of the shareholders meeting.
3.The company may make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied, and provided that it has obtained the prior approval of the shareholders meeting.
4.There shall be no distribution of profits in favour of the company with respect to shares, or to shares of which it holds depositary receipts issued therefore, which the company has acquired in its own capital.

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Meetings of shareholders

Article 12.

1.	The annual meeting of shareholders shall be held every year within six months of the end of the financial year, in which the annual accounts shall be considered and adopted. In the event the period set forth in paragraph 2 of article 10 of the present articles is extended in conformity with the provisions set out therein, the matters indicated in the previous sentence will be dealt with in a meeting of shareholders to be held no later than one month after the extension.
2.	Meetings of shareholders shall be held in the municipality in which the company has its seat.
3.	A meeting of shareholders at which the entire issued capital is represented may, by unanimous vote, adopt valid resolutions, even in the event the formalities for convening and holding a meeting are disregarded.
4.	The adopted resolutions shall be recorded by the Management Board in writing. The records shall be deposited at the offices of the company for examination by the shareholders.

Every shareholder shall be given a copy or extract of these records at request, for a price which shall not exceed the costs.

Article 13.

After the member(s) of the Management Board has (have) been given the opportunity to advise on this item, shareholders may also adopt resolutions without convening a meeting of shareholders, provided that the shareholders entitled to vote approve the resolution in writing (including all forms of transmission of written material) unanimously.

The foregoing shall not apply if, in addition to the shareholders, there are others entitled to attend meetings.

Amendments to the articles of association, legal merger, demerger, dissolution and liquidation

Article 14.

1.	The shareholders meeting may resolve to amend the company’s articles, to conclude a legal merger (juridische fusie), to conclude a demerger (splitsing) or to dissolve the company.
2.	In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the shareholders meeting appoints other liq-

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uidators.

The remuneration to be paid to the liquidator or liquidators shall be determined by a resolution adopted at the same time as the resolution to dissolve the company.

3.	The present articles shall remain effective, to the extent possible, during the liquidation.
4.	Any liquidation surplus shall be distributed to the shareholders and other parties entitled thereto in proportion to their respective rights.